EXHIBIT 99

Contact: Kori B. Beer Director, Corporate Communications ViroPharma Incorporated Phone (610) 321-6288

ViroPharma Initiates Clinical Program with Maribavir for Prevention of

Cytomegalovirus (CMV) Infection in Transplant Patients

Exton, PA, 2004, February 5, 2004 – ViroPharma Incorporated (Nasdaq: VPHM) today announced the initiation of a clinical program to develop maribavir, an oral antiviral drug that inhibits cytomegalovirus (CMV), for prevention of CMV infection in transplant patients. ViroPharma initiated a phase 1 drug-drug interaction and safety study in healthy volunteers, designed to evaluate the potential for maribavir to affect the blood levels of various other drugs that are metabolized by the liver. The study is being conducted at a leading clinical facility in the United States.

In the second quarter of 2004, ViroPharma intends to initiate a dose-ranging phase 2 clinical study designed to evaluate the antiviral activity, safety and pharmacokinetic profile of maribavir for the prevention of CMV infection in patients who have undergone allogenic stem cell transplantation. This study will be conducted at several transplant centers across the United States.

“The incidence of CMV infection in the transplant setting today remains quite substantial. Although there are effective CMV treatments available, there are associated toxicities that limit their use, particularly in the most critical recovery period post-transplant.” said Stephen Villano, M.D., ViroPharma’s chief clinical officer. “Both preclinical data, and clinical data from Phase 1 studies with maribavir that were conducted previously by GlaxoSmithKline, suggest a favorable safety and tolerability profile for maribavir. We hope to provide a safe alternative that reduces the risk of CMV infection post-transplant.”

“This program serves as one of the foundations for ViroPharma to build franchises within the transplant and hospital settings, and within the gastroenterology market,” said Michel de Rosen, ViroPharma’s president and chief executive officer. “We plan to advance expeditiously our CMV and hepatitis C clinical programs, while we also will look to acquire late stage clinical or already approved products within complementary therapeutic areas. Our goal is to become a development and commercial organization, and to accelerate our path toward becoming a profitable pharmaceutical company.”

Maribavir (1263W94 Data)

Maribavir is a benzimidazole compound being studied for the prevention and treatment of cytomegalovirus (CMV) infections. ViroPharma licensed maribavir from GlaxoSmithKline in August 2003. To date, maribavir has been administered orally to 100 human subjects in several Phase 1 studies conducted by GlaxoSmithKline. In the largest of these studies, 78 HIV-infected men with asymptomatic CMV shedding received one of six different dosage regimens of oral maribavir or placebo for 28 days. Maribavir was rapidly absorbed and demonstrated dose-proportional exposure with increasing doses. Based on mean reductions of 2.9 to 3.7 log10 concentrations of CMV as measured in semen using a plaque assay, in vivo anti-CMV activity was evident at all of the dosage regimens tested. Maribavir was generally well tolerated in this study; taste disturbance was the most frequently reported adverse event. Results from this study were published in an article entitled, “Phase I dose escalation trial evaluating the pharmacokinetics, anti-human cytomegalovirus (HCMV) activity, and safety of 1263W94 in human immunodeficiency virus-infected men with asymptomatic HCMV shedding,” Lalezari JP, Aberg JA, Wang LH, et al. Antimicrob Agents Chemother 2002; 46:2969-2976.

CMV Overview

Cytomegalovirus, or CMV, is a member of the herpes virus group, which includes the viruses that causes chicken pox, mononucleosis and herpes simplexes 1 and 2. Like other herpesviruses, CMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50% and 85% of adults in the U.S. by 40 years of age. In most individuals with intact immune systems, CMV causes little to no apparent illness. However, in immunocompromised individuals, CMV can lead to serious disease or death. Before the availability of potent anti-HIV therapy, CMV associated retinitis was commonly seen in patients with HIV/AIDS. Currently, patients who are immunosuppressed following hematopoietic stem cell (e.g., bone marrow) or solid organ transplantation remain at high risk of CMV infection. In these patients, CMV can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by narrowly focused prescribing groups. ViroPharma is currently focused on drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to ViroPharma’s:

•	plan to initiate a dose-ranging phase 2 clinical study in the second quarter of 2004 to evaluate the antiviral activity, safety and pharmacokinetic profile of maribavir for the prevention of CMV infection in patients who have undergone allogenic stem cell transplantation;

•	plan to advance expeditiously its CMV and hepatitis C clinical programs;

•	plan to acquire late stage clinical or already approved products within complementary therapeutic areas; and

•	goal to become a development and commercial organization, and to accelerate its path toward becoming a profitable pharmaceutical company.

Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. There can be no assurance that that any of the events described in the forward-looking statements identified in this press release will occur. Conducting clinical trials for investigational pharmaceutical products is subject to risks and uncertainties. There can be no assurance that planned clinical trials can be initiated, or that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with ViroPharma’s anticipated schedule. Also, the Phase 1 data of maribavir in HIV-infected patients with CMV are not necessarily predictive of maribavir’s safety or efficacy in the transplant patients. ViroPharma will face intense competition in acquiring products to expand its product portfolio. The company may need additional financing in order to acquire new products in connection with its plans as described in this press release. These factors, and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

# # #